FOURTH AMENDMENT TO THE
HOLLYFRONTIER CORPORATION
LONG-TERM INCENTIVE COMPENSATION PLAN

(Formerly designated the Holly Corporation Long-Term Incentive Compensation Plan)

THIS FOURTH AMENDMENT (the “Fourth Amendment”) to the HollyFrontier Corporation Long-Term Incentive Compensation Plan, as amended from time to time (the “Plan”), is made by HollyFrontier Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Section 10(f) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan from time to time without approval of the stockholders of the Company, except that any amendment to the Plan of which approval of the stockholders is required by any federal or state law or regulation or the rules of any stock exchange on which the shares of the Company are listed or quoted must be approved by the stockholders of the Company;

WHEREAS, the Board has determined that it is desirable to submit for approval to the stockholders of the Company, at the Company’s 2015 Annual Meeting of Stockholders, the material terms of the Plan, including the employees eligible to participate therein, the maximum compensation payable under the Plan and the business criteria that may be used for setting performance goals under the Plan, for purposes of satisfying the “performance-based compensation” exemption under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which requires the material terms of the Plan to be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan;

WHEREAS, in connection with such approval, the Board has determined that it is desirable to adopt the Fourth Amendment, effective as of May 13, 2015 (the “Effective Date”) and subject to approval by the stockholders of the Company, to (i) restate (without any making any changes thereto) the employees eligible to participate in the Plan and the maximum compensation payable under the Plan, and (ii) add additional business criteria that may be used for setting performance goals under the Plan.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.     The defined term “Eligible Person” in Section 2(j) of the Plan is hereby restated in its entirety as follows:

(j) “Eligible Person” means any current or proposed officer, director, or key employee or consultant whose services are deemed to be of potential benefit to the Company or any of its Subsidiaries. An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan.

2.     Section 5 of the Plan is hereby restated in its entirety as follows:

5. Eligibility; Per Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year or 12-month period, as applicable, during any part of which the Plan is in effect, an Eligible Person may not be granted (a) Awards, provided for in Sections 6 and 7 of the Plan, relating to more than 1,200,000 Shares, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 10 of the Plan, or (b) Awards, provided for in Section 8 of the Plan, with a value at the time of payment which exceeds the Fair Market Value of 1,200,000 Shares as of the date of grant of the Award.

3.    Section 8(b)(ii) of the Plan is hereby deleted in its entirety and replaced with the following:

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Covered Employee: (A) earnings, earnings per share, earnings before interest, taxes, depreciation and/or amortization and/or operating earnings after interest expense and/or before incentives, service fees and/or extraordinary or special items; (B) gross or net income, income per share or income per share from operations; (C) revenues; (D) cash flow, cash flow per share, cash flow from operating activities, cash flow before financing activities or cash flow return; (E) targeted cash balances; (F) return on net assets; (G) return on assets; (H) return on investment; (I) return on capital or return on capital employed; (J) return on equity; (K) stock price; (L) cost controls; (M) economic value added; (N) gross margin; (O) reductions or savings; (P) operating income; (Q) safety performance and/or incidence rate, including process safety performance, reliability, capacity utilization and lost economic opportunity; (R) total stockholder return; (S) debt reduction or management or compliance with debt covenants, (T) net profit margin; (U) refinery reliability; (V) operating margin; (W) contribution margin; (X) market share; (Y) effective equipment utilization; (Z) achievement of savings from business improvement projects; (AA) capital projects deliverables; (BB) performance against environmental targets; (CC) satisfactory internal or external audits; (DD) operating expense, (EE) cost management, and (FF) any of the above goals determined on an absolute or relative basis, as a ratio with other business criteria or as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies, pre-tax or after-tax, before or after special charges, or any combination of the foregoing. The Committee may, at the time the performance goals in respect of a Performance Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of any or all of the following events or occurrences for such performance period: (a) asset write-downs or impairments to assets; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) third party expenses associated with any investment or acquisition by the Company or any Subsidiary; (k) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (l) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (m) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (n) marked-to-market adjustments for financial instruments. In addition, Performance Awards may be adjusted by the Committee in accordance with the provisions of Section 10. The adjustments described in this paragraph shall only be made, in each case, to the extent that such adjustments in respect of a Performance Award would not cause the Award to fail to qualify as “performance-based compensation” under section 162(m) of the Code.

4.    A new Section 8(c) is hereby added to the Plan to read as follows:

(c)    Performance Award Pool. The Committee may establish an unfunded pool, with the amount of such pool calculated using an objective formula based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected from the list set forth in this Section 8 during the given performance period, as specified by the Committee. The pool may be funded as to a specified dollar amount or a number of Shares. The Committee may specify the amount of the pool as a percentage of any of such business criteria, a percentage in excess of a threshold amount with respect to such business criteria, or as another amount which need not bear a direct relationship to one or several business criteria but shall be objectively determinable and calculated based upon the level of achievement of pre-established goals with regard to the business criteria.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

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